UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 3, 2014

Vocus, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	333-125834	58-1806705
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

12051 Indian Creek Court, Beltsville, Maryland		20705
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	301-459-2590

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 4, 2014, Vocus, Inc. (the "Company") announced that Steven Pogorzelski has joined the Company as Chief Revenue Officer as of February 3, 2014. Prior to joining the Company, from January 2009 to December 2013, Mr. Pogorzelski served as Chief Executive Officer of ClickFuel, a SaaS company providing marketing analytics software and services. From September 2005 until January 2008, he was Group President International for Monster Worldwide, Inc., and from April 2002 until September 2005 he was President of Monster North America. Mr. Pogorzelski earned his Bachelor of Arts in Journalism and Advertising from the University of Wisconsin-Madison. Mr. Pogorzelski serves on the Board of Directors of MoBolt Inc., Assured Labor and StartDate Labs.

In connection with his appointment, the Company and Mr. Pogorzelski have entered into an employment agreement (the "Employment Agreement"). The Employment Agreement has an initial term of one year, and will automatically renew for successive additional one-year periods thereafter unless either party notifies the other that the term will not be extended.

Under the Employment Agreement, Mr. Pogorzelski will receive an annual base salary of $300,000 subject to annual review and potential increase by the Company's compensation committee or board of directors. In addition, Mr. Pogorzelski will be eligible to receive quarterly bonuses based upon the satisfaction of certain performance criteria to be determined by the Company's compensation committee or board of directors. The quarterly target bonus is $50,000, which will be paid if that quarter's bonus plan targets are met. The Company will also issue Mr. Pogorzelski equity awards under the Company’s 2005 Stock Award Plan, which may be some combination of shares of restricted stock, restricted stock units and options to purchase shares of the Company's common stock, the value of which will be approximately $700,000.

Pursuant to the Employment Agreement, if the Company terminates Mr. Pogorzelski’s employment without cause, Mr. Pogorzelski is entitled to a severance payment equal to 50% of his base salary paid over a six month period, less standard deductions and withholdings. Additionally, equity awards will continue to vest over a six month period after termination. Severance and continued vesting is conditioned upon Mr. Pogorzelski providing the Company with a waiver and release of claims in a form satisfactory to the Company.

In the event that the Company terminates Mr. Pogorzelski’s employment without cause or he resigns for good reason during the period that begins 90 days prior to the effective date of the change in control and ends on the six month anniversary of the effective date of the change in control, Mr. Pogorzelski is entitled to a severance payment equal to 100% of his base salary paid over a twelve month period, less standard deductions and withholdings. Additionally, unvested equity awards may vest as of the effective date of the change in control.

The foregoing description of the Employment Agreement between the Company and Mr. Pogorzelski is qualified in its entirety by reference to the copy of the Employment Agreement which is filed as Exhibit 10.1 to this current report and is incorporated herein by reference.

A copy of the press release announcing the appointment of the Chief Revenue Officer is attached as Exhibit 99.1 to this current report.

Also effective February 3, 2014, the Company and Norman Weissberg, Senior Vice President, North American Sales, determined that Mr. Weissberg would depart from the Company following a transition period that will end at a yet to be determined date in 2014.

Item 9.01 Financial Statements and Exhibits.

Exhibits.

10.1 Employment Agreement between Vocus, Inc. and Steven Pogorzelski dated February 3, 2014.

99.1 Press Release by Vocus, Inc., dated February 4, 2014.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vocus, Inc.

February 4, 2014	By:	Stephen A. Vintz

Name: Stephen A. Vintz
Title: Executive Vice President and Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

10.1	Employment Agreement between Vocus, Inc. and Steven Pogorzelski dated February 3, 2014.
99.1	Press Release by Vocus, Inc. dated February 4, 2014.